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                          CUSTODIAN SERVICES AGREEMENT
                                February __, 1999



PNC Bank
Airport Business Center
International Court 2
200 Stevens Drive
Philadelphia, Pennsylvania 19113

Dear Sirs:

            In accordance with Article 17 of the Custodian Services Agreement Terms and Conditions, dated June 20, 1995 (the "Agreement"), between Warburg, Pincus Trust (the "Trust") and PNC Bank, National Association (the "Bank"), the Trust hereby notifies the Bank of the Trust's desire to amend Exhibit A of the Agreement to include the Emerging Growth Portfolio, a series of shares of beneficial interest of the Trust (the "Portfolio"), and to have the Bank render services as custodian under the terms of the Agreement with respect to the Portfolio.

            Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                          Very truly yours,
                                          WARBURG, PINCUS TRUST


                                          By:  ______________________
                                               Name:
                                               Title:


Accepted:


PNC BANK, NATIONAL ASSOCIATION


By:__________________________
   Name:
   Title: